Exhibit 99.1
HEARTLAND, Inc
Press Release of Heartland, Inc. Dated August 20, 2009

Contact:
Paul G. Henning
Cameron Associates
212 554 5462
paul@cameronassoc.com

HEARTLAND, INC. REPORTS SECOND QUARTER 2009 RESULTS

o	$2.49 million gross profit margin
o	Six month revenue from Heartland Steel $535,000
o	Secured $1.2 million line of credit

Middlesboro, Kentucky– August 20, 2009 – Heartland, Inc. (OTC BB: HTLJ), a diversified company with businesses in steel warehousing and fabrication and petroleum retail and wholesale operations, reported revenue for the quarter of $22.8 million, compared to $6.2 million reported in the 2008 quarter.  Operating income was ($43,730) compared to $416,578 in 2008.

For the quarter, the company reported a net loss of $34,116 or $.00 per diluted share ($.00 per basic share), compared to a gain of $414,687 or $.01 per diluted share ($.01 basic share) reported in the second quarter ended June 30, 2008.

Increased revenue for the quarter primarily reflects the acquisition of Lee Oil Company, which was completed in October 2008.

Income was reduced by the cost associated with the startup of the Heartland Steel subsidiary, non-cash stock compensation costs, and overhead costs of the combined businesses.

“Despite an environment as challenging as we have seen in decades, Lee Oil and Mound Technologies were profitable for the quarter, with operating income of $287,000 and $210,000 respectively,” said Terry Lee, Chairman of Heartland. “In addition, it is important to note that the revenue from Lee Oil provides important cash flow on a month to month basis that complements the cyclicality of the other businesses of Heartland.

“We have reported in the past that Heartland Steel is in its start up phase of development.  A first-class steel service center facility is currently under construction in Washington Court House, Ohio, and is expected to be fully operational by the fall of 2009. Management and operational staff have begun important sales and marketing initiatives, and produced over half a million dollars in revenue in the first half of 2009. We fully expect Heartland Steel will be a key driver for Heartland with the steel service and distribution business being a focus for future growth opportunities for our company.

“We are encouraged by our progress,” concluded Mr. Lee.  “Our strategy of building businesses with synergistic opportunities run by experienced managers will remain a defining characteristic of our company as we grow our business and create shareholder value.”

For the six month period ended June 30, 2009, the company reported revenue of $42.5 million compared to $10.2 million reported in the comparable 2008 period.  Operating income was $197,223 compared to $816,792 in the six month period ended June 30, 2008.

Net income per share for the six month period was $62,111 or $.00 per share, basic and diluted, compared to $801,631 or $.02 per share basic and diluted for the 2008 six month period.

Subsequent to the end of the quarter, the company secured a line of credit in the amount of $1.2 million from Citizens Bank of Tazewell, Tennessee.

“This loan will help us finish the construction of the Heartland Steel facility and provide working capital and inventory as Heartland Steel moves toward profitability in 2010,” said Mr. Lee.

About Heartland Inc.

Heartland, Inc. is a holding company with three subsidiaries. Mound Technologies is a full service structural and miscellaneous steel fabricator located in Springboro, Ohio. Lee Oil Company services and sells over 40 million gallons of petroleum product annually through a combination of retail and wholesale operations.   Heartland Steel, Inc., is a new venture which will operate a structural steel service center in Washington Court House, Ohio beginning in 2009.

Forward-Looking Statements
Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

HEARTLAND, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2009	2008
	(Unaudited)

CURRENT ASSETS
Cash	$2,774,945	$4,101,692
Accounts receivable, net	6,287,318	4,885,878
Inventory	3,287,200	2,775,635
Prepaid expenses and other current assets	726,672	817,666
Total current assets	13,076,135	12,580,871

PROPERTY, PLANT AND EQUIPMENT, net	11,916,497	10,256,234

OTHER ASSETS	97,158	68,112

Total assets	$25,089,790	$22,905,217

HEARTLAND, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - continued

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2009	2008
	(Unaudited)

CURRENT LIABILITIES
Accounts payable	$3,554,130	$2,741,435
Other current liabilities	1,055,150	1,244,170
Current portion of notes payable	917,930	1,205,594
Current portion of notes payable to related parties	129,127	129,127
Total current liabilities	5,656,337	5,320,326

LONG-TERM OBLIGATIONS
Notes payable, less current portion	9,840,726	8,204,783
Notes payable to related parties, less current portion	3,273,177	3,330,872
Other long-term liabilities	689,149	878,215
Total long term liabilities	13,803,052	12,413,870
Total liabilities	19,459,389	17,734,196

STOCKHOLDERS’ EQUITY
Preferred stock $0.001 par value 5,000,000 shares
authorized, 2,370,000 shares issued and outstanding	2,370	2,370
Additional paid-in capital – preferred stock	713,567	713,567
Common stock, $0.001 par value 100,000,000 shares
authorized; 44,592,558 and 42,759,047 shares issued and
outstanding at June 30, 2009 and December 31, 2008, respectively	44,593	42,759
Additional paid-in capital – common stock	17,385,009	17,011,726
Accumulated deficit	(12,515,138)	(12,599,401)
Total stockholders’ equity	5,630,401	5,171,021

Total Liabilities and Stockholders’ Equity	$25,089,790	$22,905,217

HEARTLAND, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

SALES	$22,779,586	$6,199,788	$42,517,265	$10,258,584
Cost of goods sold	(20,284,632)	(5,292,264)	(37,355,072)	(8,570,489)
Gross profit	2,494,954	907,524	5,162,193	1,688,095
EXPENSES	2,538,684	490,946	4,964,970	871,303
NET OPERATING (LOSS)INCOME	(43,730)	416,578	197,223	816,792
Other income (expense)	29,859	12,922	(113,043)	14,465
(LOSS) INCOME BEFORE INCOME TAXES	(13,871)	429,500	84,180	831,257
Federal and state income taxes
Income taxes, current period	(33,658)	-	(47,555)	-
Income tax benefit, deferred	28,226	-	55,112	-
(LOSS) INCOME FROM CONTINUING OPERATIONS	(19,303)	429,500	91,737	831,257
LESS: Preferred Dividends	(14,813)	(14,813)	(29,626)	(29,626)
NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(34,116)	$414,687	$62,111	$801,631
Earnings per share basic and diluted	0.00	0.01	0.00	0.02
Average Shares Outstanding	44,453,948	37,237,105	43,734,379	37,132,409

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